Exhibit 21.1

LIST OF SUBSIDIARIES OF SHILOH INDUSTRIES, INC.

The following is a list of the subsidiaries of Shiloh Industries, Inc., a Delaware corporation (the “Corporation”). The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the Corporation. If indented, the corporation is a wholly owned subsidiary of the corporation under which it is listed unless otherwise noted.

NAME OF CORPORATION	STATE OF INCORPORATION
Shiloh Corporation	Ohio
The Sectional Die Company	Ohio
Sectional Stamping, Inc.	Ohio
Medina Blanking, Inc.(1)	Ohio
Liverpool Coil Processing, Incorporated	Ohio
Shiloh of Michigan, LLC(2)	Michigan
VCS Properties, LLC	Ohio
Greenfield Die & Manufacturing Corp.	Michigan
Shiloh Incorporated	Michigan
C & H Design Company	Michigan
Jefferson Blanking Inc.	Georgia
Shiloh Automotive, Inc.	Ohio
Shiloh de Mexico S.A. de C.V.(3)	Mexico
Shiloh International S.A. de C.V.(4)	Mexico
Shiloh Industries International Inc	Barbados
Shiloh Industries, Inc. Dickson Manufacturing Division	Tennessee

(1)	Medina Blanking, Inc. is 22% owned by the Corporation and 78% owned by Shiloh Corporation.
(2)	Shiloh of Michigan is 80% owned by Shiloh Corporation and 20% owned by Shiloh Automotive, Inc.
(3)	Shiloh de Mexico S.A. de C. V. is owned 99% by the Corporation and 1% by Medina Blanking, Inc.
(4)	Shiloh International S.A. de C.V. is owned 98% by the Corporation and 2% by Shiloh de Mexico S.A. de C.V.